EXHIBIT 16.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

December 20, 2012

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 14, 2012, of Computer Vision Systems Laboratories, Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2011 and 2010 and any subsequent interim period through the date of dismissal.

Very truly yours,

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor, Florida